As filed with the Securities and Exchange Commission on August 27, 2008.

Registration No. 333-152425

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GCL Silicon Technology Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Suite 3601, Two Exchange Square

Central, Hong Kong

(852) 2526 8368

(Address telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 894-8641

(Name, address and telephone number of agent for service)

Copies to:

Douglas A Tanner, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 Tel: (212) 530-5000 Fax: (212) 822-5219	Chris Lin, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong Tel: (852) 2514-7600

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered		Proposed maximum offering price per ordinary share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, par value $0.00001 per share(1)(2)	[•	](2)(3)	$	[•	](3)	$862,500,000	(3)	$33,896.25	(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share represents four ordinary shares.
(2)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this Registration Statement and the date the shares are first bona fide offered to the public, and (ii) ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares represented by American depositary shares. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 3.2, 3.3, 4.19, 5.1, 10.10, 10.11, 10.25, 10.26, 10.27, 10.28 and 10.29 to this registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we and the selling shareholders will be required to pay.

U.S. Securities and Exchange Commission registration fee		$33,896.25
FINRA filing fee		75,500.00
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses		900,000.00
Printing fees and expenses
Registered transfer agent fees
Miscellaneous

Total	$

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the New York Stock Exchange listing fee and the FINRA filing fee.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the courts of the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, charges and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(1) or 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration in U.S. dollars	Underwriting Discount and Commission
Deutsche Bank AG	September 11, 2007	Mandatory redeemable bonds with the principal amount of $20,000,000	$20,000,000	None
Deutsche Bank AG	September 11, 2007	Convertible bonds with the principal amount of $40,000,000	$40,000,000	None
Happy Genius Holdings Limited	August 21, 2007	769,309 ordinary shares	No dollar consideration(1)	None
Mandra Materials Limited	August 21, 2007	225,591 ordinary shares	No dollar consideration(1)	None
Positive Rise Group Ltd.	August 21, 2007	5,000 ordinary shares	No dollar consideration(1)	None
Issuance under the 2007 share incentive plan	August 15, 2007	Options to purchase 200 ordinary shares	No dollar consideration	None
Issuance under the 2007 share incentive plan	February 29, 2008	Options to purchase 5,000,000 ordinary shares	No dollar consideration	None

(1)	The ordinary shares were issued in exchange for: (i) the transfer of a loan receivable in the amount of $15 million from Happy Genius Holdings Limited and (ii) the transfer of 1 share of Asia Silicon Technology Holdings Limited to us.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, S.A.R on August 27, 2008.

GCL SILICON TECHNOLOGY HOLDINGS INC.

By:	/s/ HUNTER JIANG
Name: Hunter Jiang
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ZHU GONGSHAN Zhu Gongshan	Chairman	August 27, 2008

* Zhang Songyi	Director	August 27, 2008

/s/ HUNTER JIANG Hunter Jiang	Chief Executive Officer (Principal Executive Officer) and Director	August 27, 2008

* Jason Li	Chief Financial Officer (Principal Financial Officer)	August 27, 2008

* Jason Li	Chief Accounting Officer (Principal Accounting Officer)	August 27, 2008

* CT Corporation System	Authorized Representative in the United States	August 27, 2008

* By:	/s/ ZHU GONGSHAN
Name: Zhu Gongshan
Attorney-in-fact

EXHIBIT INDEX

Exhibits	Description
1.1(2)	Form of Underwriting Agreement

3.1(2)	First Amended and Restated Memorandum and Articles of Association

3.2	Second Amended and Restated Memorandum and Articles of Association

3.3	Form of Third Amended and Restated Memorandum and Articles of Association

4.1(2)	Specimen Certificate for Ordinary Shares

4.2(2)	Share Purchase Agreement among TB Silicon Ltd., Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP), Asia Silicon Technology Holdings Inc. and Happy Genius Holdings Limited dated August 29, 2007

4.3(2)	Share Purchase Agreement by and among Guotai Energy Investment Ltd., Xuzhou Suyuan Group Ltd., Suyuan Group Ltd., Beijing Zhongneng Renewable Energy Investment Ltd., Asia Silicon Technology Holdings Inc. and Lianyungang Suyuan Group Ltd. dated November 29, 2006

4.4(2)	Share Purchase Agreement by and among Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd., Nanjing Linyang Electric Investment Co., Ltd. and Lianyungang Suyuan Group, Ltd. dated June 6, 2007

4.5(2)	Investors’ Rights Agreement among Asia Silicon Technology Holdings Inc., Happy Genius Holdings Limited, TB Silicon Ltd. and Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP) dated August 29, 2007

4.6(2)	Preferred Share Rights Agreement among Asia Silicon Technology Holdings Inc., Happy Genius Holdings Limited, TB Silicon Ltd. and Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP) dated August 29, 2007

4.7(2)	Amended Investors’ Rights Agreement among Asia Silicon Technology Holdings Inc., Happy Genius Holdings Limited, TB Silicon Ltd. and Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP) dated September 7, 2007

4.8(2)	Trust Deed constituting Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 convertible into shares of Asia Silicon Technology Holdings Inc. between Asia Silicon Technology Holdings Inc. and DB Trustees (Hong Kong) Limited dated September 10, 2007

4.9(2)	Subscription Agreement relating to Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 between Asia Silicon Technology Holdings Inc. and Deutsche Bank AG dated September 7, 2007

4.10(2)	Paying and Conversion Agency Agreement relating to Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 among Asia Silicon Technology Holdings Inc., Deustche Bank AG, Hong Kong Branch, Deutsche Bank Luxembourg S.A. and DB Trustees (Hong Kong) Limited dated September 10, 2007

4.11(2)	Security Agreement relating to Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 between Asia Silicon Technology Holdings Inc. and DB Trustees (Hong Kong) Limited dated September 10, 2007

4.12(2)	Security Agreement relating to Tranche A U.S.$20,000,000 Floating Rate Secured Bonds due 2009 and Tranche B U.S.$40,000,000 Floating Rate Secured Convertible Bonds due 2009 between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited dated September 10, 2007

Exhibits	Description
4.13(2)	English Translation of Agreement of Pledge Over Shares between Asia Silicon Technology Holdings Limited and DB Trustees (Hong Kong) Limited dated September 10, 2007

4.14(2)	Registration Rights Agreement between Asia Silicon Technology Holdings Inc., Mandra Materials Limited and Deutsche Bank AG dated September 10, 2007

4.15(2)	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt

4.16(2)	Amended and Restated Registration Rights Agreement among GCL Silicon Technology Holdings, Inc., Deutsche Bank AG, Credit Suisse International, Asia Debt Management Hong Kong Limited and RCG Asia Opportunity Fund, Ltd. dated June 5, 2008

4.17(2)	English Translation of Supplementary Agreement I to the Share Transfer Agreement among Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd., Nanjing Linyang Power Investment Co., Ltd. and Jiangsu Qitian Group Co., Ltd. dated June 22, 2008

4.18(2)	Form of Indenture between GCL Silicon Technology Holdings, Inc. and DB Trustees (Hong Kong) Limited, with respect to the 2008 Convertible Bonds.

4.19	Form of Conversion Registration Rights Agreement among GCL Silicon Technology Holdings Inc., Deutsche Bank AG and the Holders of the Company’s 3% Convertible Senior Notes due 2010

5.1	Opinion of Appleby, Cayman Islands counsel to the Registrant, as to the validity of the issuance of the ordinary shares

10.1(2)	Share Option Scheme adopted by Asia Silicon Technology Holdings Inc. pursuant to board resolutions dated August 15, 2007 and shareholder resolutions dated February 21, 2008

10.2(2)	English Translation of Form of Employment Contract

10.3*	English Translation of License Agreement for Hydrochlorination Process among Xuzhou Southeast Polysilicon Materials Development & Research Co., Ltd., Hualu Engineering & Technology Co., Ltd. and Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. dated December 20, 2007

10.4(2)	English Translation of Sino-Foreign Joint Venture Contract between Sun Far East Limited and Zibo Bao Kai Trading Co., Ltd. dated January 11, 2008

10.5*	English Translation of Polysilicon Supply Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Jiangsu Linyang Solarfun Co., Ltd. dated June 22, 2008

10.6*	General Terms and Conditions of Contract and Appendices between Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd. and MSA Apparatus Construction for Chemical Equipment Ltd. dated June 27, 2007 and Supplemental Agreement to General Terms and Conditions of Contract and Appendices among Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd., MSA Apparatus Construction for Chemical Equipment Ltd. and Chemical Equipment Engineering Limited dated January 17, 2008

10.7*	Sales Contract between Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd. and Tap Mate Limited dated February 4, 2008 and the related Guarantee Agreement among Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd., Tap Mate Limited and Shanghai Morimatsu Chemical Equipment Engineering Co., Ltd., dated February 4, 2008

10.8*	Sales Contract between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Xi’an Nuclear Equipment Co., Ltd dated January 10, 2008

10.9*	Sales Contract between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Kaiyuan Chemical Industry Machine Co., Ltd. dated January 29, 2008

Exhibits	Description
10.10(1)	English Translation of Polysilicon Supply Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Changzhou Trina Solar Energy Co., Ltd. dated March 29, 2008, and the Supplementary Agreement to the Polysilicon Supply Agreement dated August 19, 2008

10.11(1)	English Translation of Wafer Supply Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Jing Ao Solar Co., Ltd. dated April 7, 2008 and Supplementary Contract I to the Wafer Supply Agreement dated August 17, 2008

10.12*	English Translation of Wafer Supply Contract between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Jiangsu AIDE Solar Energy Technology Co., Ltd. dated April 16, 2008

10.13*	English Translation of Commissioned Processing Contract between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Changzhou Huasheng Hengneng Optoelectronics Co., Ltd. dated March 21, 2008

10.14(2)	English Translation of Agency Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Shanghai Creative dated May 12, 2006

10.15(2)	English Translation of Consultancy Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Shanghai Creative dated July 23, 2006

10.16(2)	English Translation of Office Leasing Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Shanghai Yueyuan Equipment and Machinery Co., Ltd. dated January 4, 2007

10.17(2)	English Translation of Entrusted Loan Trust Agreement between Taicang Harbour Golden Concord Electric-Power Generation Co., Ltd. and Bank of Jiangsu, Xuanwu Branch dated November 22, 2007

10.18(2)	English Translation of Entrusted Loan Facility Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Bank of Jiangsu, Xuanwu Branch dated November 22, 2007

10.19*	Wafer Supply Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Solarcell S.p.A. dated June 1, 2008

10.20(2)	Share Purchase Agreement among Happy Genius Holdings Limited, Mandra Silicon Limited and GCL Silicon Technology Holdings Inc. dated July 18, 2008

10.21*	Wire Saw Agreement between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Meyer Burger AG dated June 27, 2008

10.22*	Wire Saw Agreement, between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Miyamoto Trading Limited and the related Guarantee Agreement among Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd., Nippei Toyama Corporation and Miyamoto Trading Limited, each dated June 27, 2008

10.23(2)	2008 Restricted Share Compensation Plan adopted by GCL Silicon Technology Holdings Inc. pursuant to a board resolution dated July 18, 2008 and a shareholder resolution dated July 18, 2008

10.24*	Form of Exchange Agreement among GCL Silicon Technology Holdings Inc., Happy Genius Holdings Limited and the EB Holders specified in Schedule I to such Agreement

10.25(1)	English Translation of Solar-grade Polysilicon Supply Agreement by and between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and JA Solar Technology Yangzhou Co., Ltd. dated August 17, 2008

10.26(1)	English Translation of Solar-grade Polysilicon Supply Agreement by and between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Suzhou CSI Solar Power Technology Co., Ltd. dated August 20, 2008

10.27(1)	English Translation of Solar-grade Wafer Supply Agreement by and between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Suzhou CSI Solar Power Technology Co., Ltd. dated August 20, 2008

Exhibits	Description
10.28(1)	English Translation of Solar-grade Polysilicon Supply Agreement by and between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Wuxi Suntech Power Co., Ltd. dated August 21, 2008

10.29(1)	English Translation of Solar-grade Polysilicon and Wafer Supply Agreement by and between Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. and Wuxi Suntech Power Co., Ltd. dated August 21, 2008

21.1(2)	Subsidiaries of the Registrant

23.1(2)	Consent of Deloitte Touche Tohmatsu, an Independent Registered Public Accounting Firm

23.2	Consent of Appleby (included in Exhibit 5.1)

23.3(2)	Consent of Grandall Legal Group (included in Exhibit 99.5)

23.4(2)	Consent of Jones Lang LaSalle Sallmans Limited

24.1(2)	Powers of Attorney

99.1(2)	Code of Business Conduct and Ethics

99.2(2)	Consent of David Tang

99.3(2)	Consent of John Koh

99.4(2)	Consent of Otmar Haas

99.5(2)	Opinion of Grandall Legal Group regarding certain PRC legal matters

*	To be provided by amendment
(1)

Certain confidential portions of this exhibit are omitted by means of redacting a portion of the text. A request for confidential treatment of this exhibit has been submitted to the Commission under separate cover.

(2)	Previously filed